UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2013

THE MIDDLEBY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 25, 2013, The Middleby Corporation, a Delaware corporation (the "Company"), along with Middleby Marshall Inc., a Delaware corporation ("MMI"), entered into an Employment Agreement (the "Agreement") with Selim A. Bassoul.  The Agreement supersedes and terminates his previous employment agreement dated December 23, 2004, as amended through February 28, 2012 (the "Prior Agreement"), which was to expire on March 1, 2013.

Pursuant to the Agreement, which has a term ending on December 31, 2017,  Mr. Bassoul will continue to serve as President and Chief Executive Officer of the Company.  Mr. Bassoul will continue to receive a base salary of $1,000,000 and shall be eligible to participate in the Company's Value Creation Incentive Plan.

Under the Agreement, Mr. Bassoul's employment may be terminated by the Company or by Mr. Bassoul at any time. If the Company terminates Mr. Bassoul's employment without "cause" (as defined in the Agreement), or if Mr. Bassoul resigns his employment due to a material diminution of his duties as Chief Executive Officer or a change in that position and title, Mr. Bassoul will be entitled to a lump sum payment equal to three times the sum of: (a) his annual base salary as in effect immediately prior to the date of termination and (b) the greater of (i) the amount of his annual bonus paid under the Company's Value Creation Incentive Plan with respect to the full calendar year immediately prior to the date of termination and (ii) the average of the annual bonuses paid to him under the Value Creation Incentive Plan (or, if applicable, the Management Incentive Plan previously in effect) for each of the three calendar years immediately prior to the date of termination (the "Severance Amount").  Notwithstanding the foregoing, Mr. Bassoul's Severance Amount is capped at $13,500,000 pursuant to the Agreement.  In the event that Mr. Bassoul's employment is terminated without cause, or due to his death or disability, to the extent that incentive compensation would be earned and payable under the Value Creation Incentive Plan had Mr. Bassoul remained employed on the last day of the fiscal year of termination, Mr. Bassoul would be entitled to receive a pro-rated payout based on the number of days he was employed during the fiscal year of such termination.

As provided under the Prior Agreement, after termination of the Agreement, Mr. Bassoul would be entitled to continued participation (for himself and any dependents who were participating immediately prior to his termination) in all health and medical plans and programs which the Company and MMI maintain for its senior executives, on generally the same basis, until the later of his death or the death of his surviving spouse to whom he was married at the time of termination of employment.  Such coverage would become secondary coverage in the event that Mr. Bassoul or any of his dependents becomes eligible for Medicare or other applicable government healthcare coverage, and would be suspended for any periods when Mr. Bassoul takes on other employment providing healthcare coverage.

In the event that any amount payable to Mr. Bassoul  is deemed under the Internal Revenue Code to be made in connection with a change in control of the Company, and such payments would result in the excise tax imposed on "excess parachute payments"  under the Internal Revenue Code (an "Excise Tax"), the Agreement provides that Mr. Bassoul's payments will be reduced to an amount that would not result in the imposition of the Excise Tax, to the extent that such reduction would result in a greater after-tax benefit to Mr. Bassoul.

As was provided under the Prior Agreement, pursuant to the Agreement, Mr. Bassoul is entitled to a retirement benefit as follows: In the event of his retirement (as defined in the Agreement) on or after age 55, he would be entitled to a monthly retirement benefit equal to 1/12 of 50% of his then current base salary (such base salary, the "Retirement Salary").  In the event of retirement on or after age 60, the monthly supplemental retirement benefit would equal 1/12 of 62.5% of the Retirement Salary, and in the event of retirement on or after age 65, the monthly supplemental retirement benefit would equal 1/12 of 75% of the Retirement Salary.  In the event that Mr. Bassoul retires prior to attaining age 65,  he would vest in a pro-rated percentage of his retirement benefit based on the time of such retirement.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
	(c)	Exhibits.

Exhibit No.	Description

Exhibit 10.1	Employment Agreement, dated January 25, 2013, among The Middleby Corporation, Middleby Marshall Inc. and Selim A. Bassoul

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Dated: January 28, 2013	By:	/s/ Timothy J. FitzGerald
Timothy J. FitzGerald
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Employment Agreement, dated January 25, 2013, among The Middleby Corporation, Middleby Marshall Inc. and Selim A. Bassoul

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